                                                                    EXHIBIT 11.0

                              FLIR SYSTEMS, INC.

                     COMPUTATION OF NET EARNINGS PER SHARE
                     (In thousands except per share data)
                                  (Unaudited)

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
                            Three Months Ended      Six Months Ended
                                  June 30,              June 30,
                            ------------------      ----------------
                             1997        1996        1997      1996
                            ------      ------      ------    ------
Net earnings.............   $1,450      $1,106      $1,541    $1,162
                            ======      ======      ======    ======
Weighted average number
 of common shares
 outstanding.............    5,489       5,325       5,456     5,312
Assumed exercise of stock
 options net of share
 assumed reacquired under
 the treasury stock
 method..................      353         278         339       247
                            ------      ------      ------    ------
                             5,842       5,603       5,795     5,559
                            ======      ======      ======    ======
Earnings per share.......   $ 0.25      $ 0.20      $ 0.27    $ 0.21
                            ======      ======      ======    ======
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